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Exhibit 10.9

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*].

PRIVATE LABEL SUPPLY AGREEMENT

        This Private Label Supply Agreement (this "Agreement") is entered into as of October 18, 2002, by and between Sealy Mattress Company ("Sealy"), an Ohio corporation with offices at One Office Parkway Trinity, North Carolina 27370, and Mattress Firm, Inc. ("MFI"), a Delaware corporation (formerly known as MMA Acquisition Company, Inc.) with offices at 5815 Gulf Freeway Houston, Texas 77023.

        WHEREAS, Sealy and MFI entered into that certain Supply Agreement, dated as of April 20, 1999 (the "Prior Agreement");

        WHEREAS, Sealy and MFI desire to terminate the Prior Agreement and replace it in part with this Agreement;

        WHEREAS, Sealy desires to sell to MFI and MFI desires to purchase from Sealy non-Sealy brand or private label mattresses and foundations (the "Private Label Products") on the terms and conditions provided herein.

        NOW, THEREFORE, Sealy, and MFI hereby agree as follows:

1.
TIMING

        This Agreement hereby commences as of the date hereof and shall continue until duly terminated by either party upon four months written notice. Notice to terminate this Agreement can be given by MFI at any time. Notice to terminate this Agreement can be given by Sealy after October 30, 2003. Notwithstanding the foregoing either party can terminate this Agreement for a material breach as provided Section 16 below.

2.
NO CO-OP ADVERTISING, PROMO, REBATES, SUBSIDIES AND POP

        Sealy shall not pay MFI any co-op advertising, promo, subsidies, incentives, volume or other rebates on any purchases under this Agreement. Under this Agreement Sealy shall provide MFI with no point-of-purchase materials.

3.
FLOOR SAMPLES

        Under this Agreement Sealy shall supply to MFI floor samples of the Products ordered by MFI at normal wholesale prices.

4.
PRICING

        Under this Agreement, Sealy shall sell up to [*] models of Private Label Product to MFI at Sealy's cost plus a profit percentage of [*]. The initial cost of such Private Label Products at the commencement of this Contract shall be the price charge for those same products under the Prior Agreement. MFI and Sealy shall adjust prices for Private Label Products twice annually (November and May) to reflect increases or decreases in Sealy's costs. MFI shall have the right to develop specifications for its Private Label Products from materials available in and consistent with Sealy's manufacturing operations. The use of proprietary Posturepedic, Crown Jewel, and Stearns & Foster

Confidential Information Redacted

components, designs, and features for such products shall require Sealy's approval, which may be withheld at Sealy's discretion. MFI will be invoiced by Sealy for the following costs associated with Private Label Products: (i) all prototype samples requested by MFI, and (ii) all point of sale material related to Private Label Product. MFI agrees to utilize all tick and labels associated with Private Label Product that Sealy purchases only for MFI. If MFI does not utilize such a tick or label within 90 days of its discontinuance by MFI, MFI shall pay Sealy for the cost of the remaining portion of such item.

5.
PAYMENT TERMS

        Payment terms for payments from MFI to Sealy for Private Label Products sold under this Agreement shall be net 60 days.

6.
RETURNS

        Sealy is not liable for returned products. Sealy shall not pick-up or take back any defective or returned products. MFI will have the right to reject Factory Defective product at the point of receipt (either direct off loading, from dropped trailers, or errors in manufacture such as wrong label upon delivery, improper manufacturing of floor samples) and Factory Recalls (e.g., Odor, Tick Yellowing) will be excluded from the Return Credit and accepted for return.

7.
DELIVERY

        As long as MFI is also purchasing branded Sealy products under the Branded Product Supply Agreement executed the same day as this Agreement, then Sealy shall place the MFI's company owned stores on 48-hour delivery status if they are located in areas where Sealy's facilities and delivery schedules are such that 48-hour delivery can be reasonably successfully achieved, but only to the extent MFI complies with Sealy's "order by time" that is determined by Sealy plants to facilitate 48-hour delivery. Sealy and MFI shall jointly determine reasonable delivery schedules for MFI's other stores. Sealy can not guaranty that deliveries will be made in 48 hours to stores placed on 48-hour delivery status.

8.
MULTIPLE AGREEMENTS

        Sales under this Agreement are also subject to Sealy's Standard Terms and Conditions of Sale as issued from time to time. MFI agrees that to the extent that the terms in the following documents are in conflict that the order of precedence shall be: (i) this Agreement, (ii) Sealy's Standard Terms and Conditions of Sale, and (iii) terms on any issued purchase order. The parties further agree that this Agreement may be terminated without notice or any settlement effort by either party for "Cause", which shall include: (i) a material breach of this Agreement which breach continues after having been given thirty (30) days written notice; (ii) a party filing a petition for reorganization under the federal Bankruptcy Act; (iii) a party being adjudicated to be bankrupt; (iv) appointment of a receiver for a party's business; (v) a party making a general assignment for the benefit of such party's creditors; and (vi) the filing of an involuntary bankruptcy petition against a party and such petition has not been discharged within sixty (60) calendar days of it being brought.

9.
CONFIDENTIALITY

        Each party to this Agreement acknowledges that this program and its terms are confidential information, which if disclosed to third parties could cause harm to the parties. Each party

Confidential Information Redacted

agrees to exercise reasonable commercial efforts to maintain the confidentiality of the Agreement, the program and terms under this Agreement, as well as the confidential information which such party receives or learns about the other parties hereto as part of this transaction and the relationship established thereby. This obligation of confidentiality shall apply to each party as well as its employees, officers, directors, agents, partners, and shareholders. Each party shall limit access to such confidential information to its employees, officers, directors, agents, attorneys, accountants, financial advisors, partners and shareholders with reasonable need to know such information and each party shall be responsible for any unauthorized use or disclosure of that information by such individuals. None of the parties to this Agreement shall disclose this confidential information to any other third entity without the prior express written consent of the other parties hereto or unless required to do so by law. Upon termination of this Agreement, for any reason, MFI shall return to Sealy all written documents and computer discs (magnetic or otherwise) containing any confidential information, including but not limited to, all manuals, bulletins, memoranda, correspondence and computer data (whether stored on disc or otherwise).

10.
TRADEMARKS

        MFI acknowledges and agrees that MFI has no right or interest in or to any trademarks or trade names owned or used by Sealy ("Trademarks"). MFI agrees that it shall not use the Trademarks for the promotion, advertising and sale of Private Label Products.

11.
AMENDMENT

        This Agreement may only be amended or modified by a written agreement between Sealy and MFI.

12.
SEVERABILITY

        Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

13.
SETTLEMENT

        In the event of any dispute between the parties relating to this Agreement, the parties agree to have a meeting between representatives of each party to the dispute with authority to settle the dispute and make a good faith effort to resolve their differences prior to instituting any proceeding for the resolution of the dispute. In the event that the parties are unable to reach an agreement between themselves to resolve the dispute, the parties agree to submit the issue to mediation under the Commercial Mediation rules of the American Arbitration Association in Houston Texas.

14.
NONASSIGNABILITY

        Except as expressly provided for or contemplated in this Agreement, neither party may assign, transfer or subcontract any of the rights or obligations arising under this Agreement (except, with respect to Sealy, any assignment to an affiliate or subsidiary of Sealy to supply all or a portion of the Private Label Products hereunder) other than to a successor to its entire business by reason of

Confidential Information Redacted

merger or sale of assets without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.

15.
WAIVER

        No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

16.
NOTICES

        In case of any material breach of this Agreement by any party hereto, the breaching party shall be given notice of the breach and be given thirty (30) days to cure such breach, except in the case of a failure to make a payment when due for which only five (5) days notice shall be required. If the breaching party fails to cure the breach within such notice period then the non-breaching party may within six months of the expiration of such notice period if the breaching party as not then cured such breach, give notice of the termination of this Agreement.

        All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

  MFI:
  Mattress Firm, Inc.
  5815 Gulf Freeway
  Houston, Texas 77023
  Attention: President

  Sealy:
  Sealy Mattress Company
  One Office Parkway
  Trinity, North Carolina 27261
  Attention: President

23.
FORCE MAJEURE

        Other than with respect to the payment of monies, if the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of a cause beyond reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so effected shall, on giving written notice to the other party, be excused from such performance to the extent of and for the period of such prevention, restriction, interference or delay, provided that the effected party shall use commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue to perform with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall cooperate in good faith in order to

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determine any modification to the terms of this Agreement that may be required in order to arrive and an equitable solution.

* * * * *

        IN WITNESS WHEREOF, each of the parties hereto have caused this Supply Agreement to be duly executed by a properly authorized individual with full authority to execute this Supply Agreement on their behalf as of the date first written above.

SEALY MATTRESS COMPANY
By:	/s/ David McIlquham David McIlquham Chief Executive Officer
MATTRESS FIRM, INC.
By:	/s/ Gary Fazio Gary Fazio Chief Executive Officer

Confidential Information Redacted

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PRIVATE LABEL SUPPLY AGREEMENT